Exhibit 10.10
Amendment Agreement to the Equity-based License Agreement between ChromaDex, Inc. and Bayer Innovation Beteiligungsgesellschaft mbH dated October 25/26, 2001
The parties agree as follows:
The original section 8.3 shall be canceled and replaced by this amended section 8.3.:
8.3	BAYER is entitled to terminate this Agreement prematurely without notice period if CHROMADEX
A)
fails to provide BAYER with financial performance reports, which show the latest actual economic performance of the company versus the then current business plan, such financial performance reports to be received by BAYER by June 30 and December 31 of each corresponding year; or

B)	fails to generate product sales of an accumulated amount of at least 50.000 USD (fifty thousand U.S. Dollar) by exploiting the license granted under this Agreement until July 31, 2006; or

C)
becomes insolvent. Such a case is deemed to exist when an application has been filed for the commencement of bankruptcy proceedings or other insolvency proceedings against the assets of Chomadex and Chromadex has either filed the application itself or is insolvent or otherwise in a situation which justifies the opening of such proceedings.

This Amendment shall become effective on the date of the last signing party’s signature under this Amendment.

Leverkusen, Date: 20/10/2003	Laguna Hills, Date:
Bayer Innovation	ChromaDex, Inc.
Beteiligungsgesellshaft mbH

/s/ Fred-Robert Heiker
Prof. Fred-Robert Heiker

Leverkusen,
Date: 10/30/2003
Bayer Innovation
Beteiligungsgesellschaft mbH

/s/ Dr. R. Dujardin
Dr. R. Dujardin

Equity-based License Agreement
This Agreement is effective as of the 25th day of October, 2001 between
ChromaDex, Inc.
26081 Merit Circle, Suite 102
Laguna Hills, CA 92653
U. S. A.
— hereinafter referred to as CHROMADEX —
and
Bayer Innovation Beteiligungsgesellschaft mbH
51368 Leverkusen
Federal Republic of Germany
— hereinafter referred to as BAYER —.
WHEREAS, BAYER is an 100% affiliate of Bayer AG, 51368 Leverkusen, Federal Republic of Germany — hereinafter referred to as BAYER AG —.
WHEREAS, BAYER AG has developed a Thin Layer Chromatography (TLC)-Bioluminescence Assay Technology based on vibrio fisheri bioluminescence and BAYER is in the possession of know-how and intellectual property rights concerning this technology;
WHEREAS, CHROMADEX is interested to use BAYER’s know-how related to the TLC-Bioluminescense Assay Technology in order to perform Quality Assurance and Quality Control to detect, identify or quantify toxic/adultering compounds in Botanic-Natural Products and Nutritional Supplements;

WHEREAS, BAYER is prepared to grant such a license to CHROMADEX;
NOW, therefore, in consideration of the rights and obligation set forth herein, the parties hereto agree as follows:
Article I — Definitions
Whenever written in capital letters the following terms shall have the meaning as specified by Article 1.1 through 1.12 hereof for the purposes of this Agreement.
1.1	EFFECTIVE DATE shall mean the date first above written, which is at the same time the date of the last signing party’s signature under this Agreement.

1.2
KNOW-HOW shall mean all information owned by BAYER or BAYER AG and known as TLC Bioluminescence Assay Technology based on vibrio fisheri bioluminescence as of the EFFECTIVE DATE. Beside the PATENTS, Annex I sets forth the volume of the information available on the EFFECTIVE DATE.

1.3	TERRITORY shall mean worldwide.

1.4
BAYER AFFILIATE(S) shall mean any business entity which directly or indirectly controls, is controlled by, or is under common control with BAYER or BAYER AG. A business entity shall be deemed to “control” another business entity if it owns, directly or indirectly, more than fifty percent of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity. If the laws of the jurisdiction in which such entity operates prohibit ownership by a party of more than 50% “control” shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction.

1.5
CHROMADEX AFFILIATE(S) shall mean any business entity in the TERRITORY which directly or indirectly is controlled by, or is under common control with CHROMADEX. A business entity shall be deemed to “control” another business entity if it owns, directly or indirectly, more than fifty percent of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity. If the laws of the jurisdiction in which such entity operates prohibit ownership by a party of more than 50% “control” shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction.

1.6
FIELD shall mean quality control for raw, intermediate or finished botanic-natural products, nutritional supplements, natural drugs, food products and pharmaceutical products in terms of detecting, identifying and/or quantifying of toxic/adultering substances. FIELD shall expressly exclude discovery of and screening for drugs for use in health care, animal health and/or crop protection.

1.7	PATENTS shall mean the patents and patent applications of BAYER set forth in Annex I as far as and to the extent that one claim of said patents and patent applications reads on KNOW-HOW.

1.8
BAYER INFORMATION shall mean KNOW-HOW and technical and economic information of BAYER, whether disclosed in writing, orally or otherwise. BAYER INFORMATION shall include e.g., without being limited to these examples, recipes, data, know-how, processes, equipment, samples and test results on samples.

1.9
CHROMADEX INFORMATION shall mean technical and economic information of CHROMADEX, whether disclosed in writing, orally or otherwise. CHROMADEX INFORMATION shall include e.g., without being limited to these examples, recipes, data, know-how, processes, equipment, samples and test results on samples.

1.10	INFORMATION shall mean BAYER INFORMATION or CHROMADEX INFORMATION.

1.11	RECEIVING PARTY shall mean the respective party receiving INFORMATION.

1.12	DISCLOSING PARTY shall mean the respective party disclosing INFORMATION.
Article II — Grant of License
2.1
Subject to the terms and conditions of this Agreement BAYER agrees to grant and hereby grants — with the exception of Article 2.2 hereto — to CHROMADEX for the TERRITORY a fully-paid up, non-royalty bearing, exclusive, non-transferable license in the FIELD to use KNOW-HOW, to use, offer and sell the method claimed in PATENTS and to produce, offer and sell products based on the method claimed in PATENTS. However, CHROMADEX has the right to sublicense the rights under license to CHROMADEX AFFILIATES. CHROMADEX shall have the right to have sold the products based on KNOW-HOW and PATENTS by distributor in the TERRITORY, not transferring any rights to KNOW-HOW and PATENTS acquired under this license. CHROMADEX needs the written approval of BAYER prior to any merger or sale of the relevant business, to be allowed to transfer the license under the PATENTS to the corporate merger or buyer, which consent will not be unreasonably withheld or delayed.

2.2
Irrespective of the license granted to CHROMADEX according to Article 2.1, BAYER shall still have the right to use or have used KNOW-HOW for or by itself, BAYER’s parent company BAYER AG, BAYER AFFILIATES, and clients of BAYER and BAYER AFFILIATES in the TERRITORY under the PATENTS. However, BAYER shall not use KNOW-HOW in the TERRITORY to sell in the FIELD the method claimed in PATENTS and/or products based on the method claimed in PATENTS.

2.3
BAYER grants to CHROMADEX the first right of refusal on improvements and replacement technologies in the FIELD for the TERRITORY, which will be developed by BAYER or BAYER AG during the term of this Agreement. The terms and conditions of such first right of refusal shall be negotiated in good faith on the basis of a fair market evaluation.

2.4
CHROMADEX’s rights to use certain trademarks of BAYER or BAYER AG in the TERRITORY upon or in relation to the TLC-Bioluminescence Assay Technology shall be set forth in a separate license agreement between the parties.

Article III — Transmittal of KNOW-HOW
3.1.1
Subject to receipt of the initial payment according to Article 4.2, BAYER shall disclose KNOW-HOW to CHROMADEX within six (6) weeks after the EFFECTIVE DATE at Leverkusen, Germany or at any other place that seems BAYER appropriate.

3.1.2
KNOW-HOW respectively will include so much information that an experienced company doing business in the respective type of work will be able to carry out the TLC Bioluminescence Assay Technology for Phase I set forth in Annex II.

3.1.3	All documents will be prepared in English. All documents and drawings will be prepared according to German standards (DIN). All dimensions will be in S.I. units.

3.2.1
BAYER shall be prepared to explain to CHROMADEX in detail KNOW-HOW. For this purpose BAYER shall make available expert(s) for five (5) man-days at the place according to Article 3.1.1 in order to discuss KNOW-HOW with up to five (5) experts of CHROMADEX.

3.2.2	All expenses for the stay of CHROMADEX’s experts at Leverkusen or at any other place shall be borne by CHROMADEX.
Article IV — Consideration
4.1
In consideration of, and subject to, the grant of the license according to Article II, and the transmittal of KNOW-HOW according to Article III, CHROMADEX assigns ten percent (10%) of all company shares of CHROMADEX, including founder, preferred and non-preferred shares, to BAYER according to Articles 4.2 and 4.3, outstanding as at the EFFECTIVE DATE. Annex III shall show the structure of CHROMADEX’ issued share capital as of the EFFECTIVE DATE.

4.2	Within a period of three (3) months after the EFFECTIVE DATE, CHROMADEX assigns to BAYER five percent (5%) of all company shares of CHROMADEX.

4.3
Upon the demonstration that the TLC Bioluminescence Assay Technology works for Phase I sensitivity for Ginkgolic and Aristolochic acids, as set forth in Annex II, CHROMADEX assigns to BAYER further five percent (5%) of all company shares of CHROMADEX without delay.

Article V — Secrecy
5.1
The RECEIVING PARTY agrees that any INFORMATION received under this Agreement shall be maintained in confidence and shall not be disclosed to any third party without the written consent of the DISCLOSING PARTY.

The RECEIVING PARTY shall not use INFORMATION received for any purpose other than provided for in this Agreement.
The foregoing obligations of this Article 5.1 shall not apply to INFORMATION or to any part thereof for which the RECEIVING PARTY proves that it
a)	was in the public domain at the time of disclosure to the RECEIVING PARTY by the DISCLOSING PARTY;

b)	after such disclosure became part of the public domain through no act or omission on the part of the RECEIVING PARTY;

c)	was in the RECEIVING PARTY’S possession prior to disclosure by the DISCLOSING PARTY;

d)	was received by the RECEIVING PARTY from any third party having the right to disclose such information without direct or indirect secrecy obligation to the DISCLOSING PARTY;

e)	was specified by the DISCLOSING PARTY as being of non-confidential nature.
The above exclusion shall not apply to a combination of items which individually may qualify for exclusion, unless the combination itself qualifies for exclusion.

A particular INFORMATION shall not be excluded from confidentiality merely because it is embraced by more general INFORMATION qualifying for exclusion, unless the INFORMATION itself qualifies for exclusion.

5.2	The obligations of this Article V shall remain in force for ten (10) years from the EFFECTIVE DATE or until five (5) years after the expiration of this Agreement, whichever periods ends later.
Article VI — Warranties and Indemnity
6.1	BAYER warrants that it has the legal power to license out KNOW-HOW to CHROMDEX.

6.2
CHROMADEX has been demonstrated the successful operation of KNOW-HOW by BAYER. BAYER makes no warranties whatsoever with reference to KNOW-HOW or their freedom from infringement of any patent or other similar rights of any third party. It is the sole responsibility of CHROMADEX to commercialize and/or practice KNOW-HOW and PATENTS in the TERRITORY. BAYER represents that, at the EFFECTIVE DATE, it has not received written notice of and is not in actual knowledge of any infringement of any third party’s rights by commercializing or practicing KNOW-HOW and PATENTS.

6.3
BAYER shall not be liable to CHROMADEX for any losses, expenses, costs, direct damages, sequential or consequential damages including environmental damages, or personal injury or property damage arising out of or resulting from the use of any information so disclosed by BAYER for or to CHROMADEX, since the measurements and sales are the sole risk of CHROMADEX.

Article VII — Prosecution, Maintenance, Defence and Enforcement of PATENTS
7.1
BAYER agrees to prosecute or have prosecuted by BAYER AG the PATENTS up to the grant thereof, to maintain the PATENTS and to defend same against attack from third parties. If BAYER or BAYER AG intends to abandon any of the PATENTS it will inform CHROMADEX accordingly in writing and at CHROMADEX’s request transfer such PATENTS to CHROMADEX. CHROMADEX will bear the costs of the transfer of the patent concerned.

7.2
The parties will inform each other of any infringement of the PATENTS of which they become aware. BAYER or BAYER AG will take either judicial or extrajudicial action against any infringers of the PATENTS if BAYER or BAYER AG consider the action involved to be sufficiently likely to succeed and BAYER or BAYER AG will bear the costs of any action taken.

If BAYER and BAYER AG decide not to take action against an infringer the parties will jointly decide what procedure to take. CHROMADEX can only take independent action against the infringer with BAYER’S prior consent, which consent will not be unreasonably withheld or delayed.

7.3
Unless otherwise agreed between the parties, any damages or compensation possibly to be paid by the infringer shall be applied first to the each party to this Agreement taking action against the infringement concerned and thus bearing the corresponding costs, then to CHROMADEX to the extent of the damages sustained by CHROMADEX and caused by the infringement, and then, if there would be any damages or compensation possibly to be paid by the infringer left over, to both parties in equal shares.

7.4	CHROMADEX shall not challenge the validity of PATENTS or support third parties in such a challenge.

Article VIII — Term of the Agreement
8.1.1
This Agreement shall become effective at the EFFECTIVE DATE and shall be in force thereafter unless otherwise terminated as provided for herein, during a period of ten (10) years after the EFFECTIVE DATE.

8.1.2
This Agreement shall be automatically renewed for successive periods of two (2) years each unless written notice of termination is given by one of the parties to the other at least six (6) months prior to the expiration of the original ten (10) year period or the expiration of one of the successive two (2) year periods. Any license granted pursuant to this Agreement shall not survive termination of this Agreement.

8.2
This Agreement may be terminated prematurely, as provided for below, upon the failure of either CHROMADEX or BAYER to fulfill its obligations under this Agreement. The party aggrieved by such default shall give to the other party notice of such default (such notice to refer specifically to the aggrieved party’s intention to terminate this Agreement in the event of continued default) and, if after two (2) months from the date of such notice the defaulting party has failed or refused to remedy such default, this Agreement shall be open to termination by notice given to the defaulting party not later than four (4) months after the date of notice of such default, and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the defaulting party.

8.3
BAYER is entitled to terminate this Agreement prematurely by giving notice to CHROMADEX in the event that CHROMADEX fails to generate product sales of at least 50,000 USD (fifty thousand U. S. Dollar) by exploiting the license granted under this Agreement within two (2) years after the EFFECTIVE DATE or in the event that CHROMADEX becomes bankrupt, insolvent or liquidated or if the business of CHROMADEX is placed in the hands of a receiver, assignee or trustee in bankruptcy, whether by the voluntary act of CHROMADEX or otherwise.

8.4
Termination of the Agreement by reason of expiration or express termination as provided for in this Article VIII shall be without prejudice to any rights or obligations of the parties hereto which have accrued as of the date of expiration or express termination.

8.5
If this Agreement is terminated pursuant to Article 8.2 or 8.3, such termination shall have the effect of terminating the rights of CHROMADEX except that any work in process or any contract resulting from a firm bid issued prior to the effective termination date may be completed by CHROMADEX under the terms and conditions of this Agreement.

Article IX — Miscellaneous
9.1
The parties’ performance of their respective obligations hereunder shall be subject to force majeure, including, but not limited to, acts of God, insurrections, riots, wars and warlike operations, acts of any public enemy or any similar occurrence beyond the reasonable unavoidable control of the respective party.

However, the party affected by force majeure as set forth in this Article 9.1 shall use its best efforts to avoid, remove or cure such circumstances. Any party temporarily excused from performance hereunder by any such circumstances shall resume performance with utmost dispatch when such circumstances are removed or cured. Any party claiming such circumstances as an excuse for delay in performance shall give prompt notice in writing thereof to the other party.

9.2
This Agreement and Annexe I, II and III attached hereto constitute the final expression of the entire understanding between CHROMADEX and BAYER relating to the subject matter hereof and may not be contradicted by evidence of any prior agreement or of a contemporaneous oral agreement. No change in, addition to or waiver of the terms and provisions hereof shall be binding upon either CHROMADEX or BAYER unless confirmed in writing by the party to be charged.

9.3
This Agreement and the license granted herein shall, unless otherwise provided for herein, not be assignable by either party without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed.

9.4
The invalidity or unenforceability of one provision of this Agreement will not cause the invalidity of the whole Agreement. The parties will in such case agree on a substitution of such invalid or unenforceable provisions by a valid and enforceable one, that resembles as closely as possible the economic effect of the invalid or unenforceable one, that resembles as closely as possible the economic effect of the invalid or unenforceable provision.

9.5	The parties agree that the validity of this Agreement and their respective rights and obligations under it shall be governed by the laws of the Federal Republic of Germany.

9.6	The parties are obligated to undertake all reasonable efforts in order to solve in an amicable way any controversy arising in connection with this Agreement.

Any controversy arising in connection with this Agreement that cannot be settled amicably shall be finally settled by arbitration according to the rules of settlement and arbitration of the International Chamber of Commerce. Arbitration shall be held in Zurich. The law of the Federal Republic of Germany shall apply to such arbitration.

9.7	The correspondence addresses will be:
ChromaDex, Inc.
26081 Merit Circle, Suite 102
Laguna Hills, CA 92653
U.S.A.
Fax ++1-949-955 3913
In case of CHROMADEX and in case of BAYER
Bayer Innovation Betelligungsgesellschaft mbH
51368 Laverkusen
Federal Republic of Germany
Fax ++49-214-30 52172
or as to each party, such other address for such party as it shall have furnished theretofore in writing to the other party.

If sent by mail, telefax, telex or telegram, the date of mailing or transmission shall be the date on which such notice or request is sent.
IN WITNESS WHEREOF, CHROMADEX and BAYER have caused this Agreement to be duly executed as of the EFFECTIVE DATE.

Leverkusen, Date: 10/25/01	Laguna Hills, Date: 10/26/01
Bayer Innovation	ChromaDex, Inc.
Betelligungsgesellschaft mbH

/s/ J. Mokee	/s/ Dr. R. Dujardin	/s/ Mark S. Germain	/s/ Frank L. Jaksch Jr.

J. Mokee	Dr. R. Dujardin	Mark S. Germain	Frank L. Jaksch Jr.
Managing Director	VP Intellectual	Co-Chairman	President & CEO
Property-Management

ANNEX I
List of PATENTS

EP 0 588 139 B1	filed 1993-08-30
granted 1998-01-21
designated countries: BE, CH, DE, ES, FR, GB, IT

US 6,238,928	filed 1993-09-02
granted 2001-05-29

JP 0 246 032-93	filed 1993-09-08
application pending in prosecution
KNOW-HOW
KNOW-HOW consists of all company secret knowledge developed by BAYER and relating to practicing the TLC-Bioluminescence Assay Technology based on vibrio fisheri bioluminescence in form of research and development reports as well as reference files and records limited to the related analytical method development by BAYER’S Central Research.

ANNEX II
Phase I: Measure presence of the toxic/adulterating compounds Ginkgolic acids and Aristolochic acids in Botanical-Natural Products in Top 20 Nutritional Supplements/ Natural Drugs in natural plant material: extracts and finished products
1.
Vibrio fischeri’s sensitivity (limits of detection) against Ginkgolic acids and Aristolochic acids: CHROMADEX shall establish the detection limits required for the assay based upon regulatory and market need. BAYER/CHROMADEX shall test vibrio fischeri’s capability for meeting these limits as the first step of the project, therefore establishing a go/no-go situation. Assuming that vibrio fischeri’s bioluminescence will be inhibited by Ginkgolic acids and Aristolochic acids with a suitable limit of detection CHROMADEX can proceed with further development of the method.

2.
Develop Standardized Methods: CHROMADEX will develop standardized testing protocols and materials for all required Ginkgolic acids and Aristolochic acids in priority order according to the “Top 20 list of nutritional supplements/natural drugs” (see Exhibit 1 of this ANNEX II).

Exhibit 1 of ANNEX II
Top 20 list of nutritional supplements/natural drugs:
1)	St. Johns Wort

2)	Ginkgo Biloba

3)	Saw Palmetto

4)	Echinacea

5)	Milk Thistle

6)	Valerian

7)	Black Cohosh

8)	Garlic

9)	Kava Kava

10)	Ma Huang/Ephedra

11)	Ginseng (Panax)

12)	Ginseng (Eleutherococcus)

13)	Green Tea

14)	Soy

15)	Bilberry

16)	Ginger

17)	Red Clover

18)	Grape seed

19)	Feverfew

20)	Schisandra

ANNEX III
Structure of CHROMADEX’ issued share capital
___% of capital stock is owned by Frank L. Jaksch Jr.
___% of capital stock is owned by ___
See Below

61.11% or 6,111,000 shares by Frank L. Jaksch Jr.
18.0% or 1,799,995 shares by Margery Germain
9.96% or 696,335 shares by Lauren Germain
6.96% or 696,335 shares by Emily Germain
6.96% or 696,335 shares by Lucie Germain